EXHIBIT 23.2

CONSENT OF HEMPSTEAD & CO. INCORPORATED

We consent to the use, in this Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006, of Voxware, Inc. (the "Company"), of our identity and the results of our report dated February 16, 2004, used to determine the fair value of the guarantee made by certain stockholders of the Company in connection with the Company's credit facility with Silicon Valley Bank, originally filed as Exhibit 23.3 with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which Exhibit is incorporated by reference in the Annual Report.

Hempstead & Company, Inc.

/s/ Hempstead & Co. Incorporated
Haddonfield, New Jersey
September 28, 2006